Exhibit 10.4

AMENDMENT

Between

MERCK & CO., INC.

And

METABASIS THERAPEUTICS, INC.

This Amendment (this “Amendment”), effective upon the date of last signature below (the “Amendment Date”), confirms the mutual understanding and agreement between Merck & Co., Inc. (“Merck”) and Metabasis Therapeutics, Inc. (“Metabasis”) to modify certain terms of the License and Collaboration Agreement relating to AMP-activated protein kinase entered into by the parties as of June 22, 2005 and amended by the Agreement effective September 27, 2005, the Agreement effective March 22, 2007 and the Letter Agreement dated April 16, 2008 (collectively, the “Collaboration Agreement”). Unless otherwise defined, capitalized terms used in this Agreement shall have the meanings provided in the Collaboration Agreement.

WHEREAS, Merck and Metabasis desire to change certain of the milestone, royalty and patent cost payment obligations of the Collaboration Agreement;

NOW, THEREFORE, Merck and Metabasis hereby agree as follows:

1.	Merck shall make a one-time, non refundable, non creditable payment to Metabasis equal to US$6,000,000 within five (5) business days after the Amendment Date. In consideration for such payment, the parties hereby acknowledge and agree that no further payments shall be due from Merck under Sections 5.3, 5.4, 5.5, 5.6, 5.7 and 5.8 of the Collaboration Agreement.

2.	Sections 6.1, 6.2 and 6.4 of the Collaboration Agreement are hereby deleted in their entirety.

3.	Section 7.2(c) of the Collaboration Agreement is hereby deleted and is replaced in its entirety with the following:

“(c) Metabasis Patents. Metabasis shall have the sole right to control the preparation, filing, prosecution and maintenance of Metabasis Patents (except those that are also Product Patents) using patent counsel of Metabasis’ choice. Metabasis shall give timely notice to Merck of any decision not to file applications for, or to cease prosecution and/or maintenance of, or not to continue to pay the expenses of prosecution and/or maintenance of, any Metabasis Patents on a country-by-country basis and, in such case, shall permit Merck, at its sole discretion and expense, to file or to continue prosecution or maintenance of such Metabasis Patents. Notwithstanding the preceding provisions of this Section 7.2(c), Merck shall not have the right to assume responsibility for prosecution or maintenance of any HepDirect/Carbonate Patents.”

4.	Section 7.2(d)(i) of the Collaboration Agreement is hereby deleted and is replaced in its entirety with the following:

“(i) Counsel for Joint Patents. Merck will select patent counsel at its sole discretion, either internal or external to Merck (the “Joint Patent Counsel”) to prepare, file, prosecute, and maintain the Joint Patents and Product Patents. Merck will have the first right to control the preparation, prosecution and maintenance of the Joint Patents and Product Patents, with Metabasis having the right to review and comment on drafts of patent submissions; provided, however, that any patent submission with respect to any Joint Patent or Product Patent to the extent it could reasonably be expected to impact the scope or validity of any Metabasis Patent shall require Metabasis’ prior approval, not to be unreasonably withheld.”

5.	Section 7.2(d)(ii) of the Collaboration Agreement is hereby deleted and is replaced in its entirety with the following:

“(ii) Option to Prosecute and Maintain Patents. Merck shall give timely notice to Metabasis of any decision not to file applications for, or to cease prosecution and/or maintenance of, or not to continue to pay the expenses of prosecution and/or maintenance of, any Joint Patents or Product Patents on a country-by-country basis and, in such case, shall permit Metabasis, at its sole discretion and expense, to file or to continue prosecution or maintenance of such Joint Patents or Product Patents (in which event, in the case of Joint Patents, Merck shall execute such documents and perform such acts at its expense as may be reasonably necessary to effect an assignment of such Joint Patents to Metabasis in a timely manner). Any such patents or patent applications for which Metabasis assumes responsibility shall not be considered part of Joint Patents or Product Patents and the claims of such Patents shall not be subject to the license provisions of Article 4, unless Metabasis decides to not file applications for, or to cease prosecution and/or maintenance of, or not to continue to pay the expenses of prosecution and/or maintenance of, any such Joint Patents or Product Patents. In such event, Metabasis shall give timely notice to Merck and shall permit Merck, at its sole discretion and expense, to file or to continue prosecution or maintenance of such Joint Patents or Product Patents (in which event, in the case of Joint Patents, Metabasis shall execute such documents and perform such acts at Merck’s expense as may be reasonably necessary to effect an assignment of such Joint Patents to Merck in a timely manner), after which time, such patents and patent applications shall again be considered part of the Joint Patents or Product Patents and the claims of such Patents shall be subject to the license provisions of Article 4.”

6.	Section 7.3(c) of the Collaboration Agreement is hereby deleted and is replaced in its entirety with the following:

“All costs associated with filing, prosecuting, issuing and maintaining Joint Patents, including interference, opposition, reexamination and reissue actions, shall be borne by Merck.”

7.	Section 7.5(c) of the Collaboration Agreement is hereby deleted and is replaced in its entirety with the following:

“(c) Product Patents and Joint Patents.

Merck shall have the first right to bring and control any action or proceeding with respect to infringement of any Product Patent or Joint Patent, at its own expense and by counsel of its own choice, and Metabasis shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If Merck fails to bring an action or proceeding within (i) ninety (90) days following the notice of alleged infringement or (ii) ten (10) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, Metabasis shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and Merck shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. In no event shall either party admit the invalidity of, or after exercising its right to bring and control an action under this Section 7.5(c), fail to defend the validity of, any Product Patent or Joint Patent without the other party’s prior written consent, nor shall Merck take a position adverse to any Metabasis Patent without Metabasis’ prior written consent, such consent not to be unreasonably withheld.

In the event a party brings an infringement action in accordance with this Section 7.5, the other party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being named as a party. In the event that Metabasis is named a party or deemed to be an essential party to any such action or proceeding, Merck shall bear Metabasis’ reasonable expenses, including the costs of its counsel. Neither party shall have the right to settle any patent infringement litigation under this Section 7.5 relating to any Product Patent or Joint Patent without the prior written consent of the other party, which shall not be unreasonably withheld.”

8.	Section 10.1 of the Collaboration Agreement is hereby deleted and is replaced in its entirety with the following:

“10.1 Term. The term of the Collaboration shall commence on the Effective Date and continue until expiration of the Research Term, unless this Agreement is earlier terminated pursuant to Section 10.2 or Section 10.3. The term of this Agreement (the “Term”) shall commence on the Effective Date and continue until the expiration of the last-to-expire Valid Patent Claim, unless earlier terminated pursuant to Section 10.2 or Section 10.3.”

9.	Section 10.4(e) of the Collaboration Agreement is hereby amended to remove Sections 6.1, 6.2 and 6.4 from the list of surviving provisions.

10.	The first (1st) sentence of Section 13.6(c)(iv) is hereby deleted and is replaced in its entirety with the following:

“Metabasis (including, for purposes of this subsection, the Major Pharma Change of Control party) shall discuss in good faith with Merck the adoption and implementation of commercially reasonable and mutually agreeable procedures for the control of dissemination of Collaboration Compounds, Joint Information and Inventions, Merck Confidential Information, Merck Information and Inventions and Merck Technology (collectively, “Sensitive Information”) within the surviving entity and among the surviving entity and its Affiliates.”

11.	The parties hereby acknowledge and agree that Metabasis has fulfilled all of its obligations to Merck through the end of the Research Term under the Collaboration Agreement (including without limitation its obligations under the Letter Agreement extending the Research Term dated April 16, 2008).

12.	All of the terms and conditions of the Collaboration Agreement not specifically modified by this Amendment shall remain in full force and effect.

13.	This Amendment may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument. After facsimile or electronic transmission, the parties agree to execute and exchange documents with original signatures.

IN WITNESS WHEREOF, the parties have caused this Amendment be executed by their duly authorized representatives, effective as of the Amendment Date.

MERCK & CO., INC. By /s/ Peter Kellogg	METABASIS THERAPEUTICS, INC. By /s/ Mark Erion

Peter N. Kellogg	Mark D. Erion
Name EVP & Chief Financial Officer	Name President, CEO and CSO
Title	Title

6/9/09	6/9/09
Date	Date